Exhibit 21.1

SUBSIDIARIES

Name	Jurisdiction of Organization
Industrial Property Operating Partnership LP	Delaware
IPT Real Estate Holdco LLC	Delaware
IPT Acquisitions LLC	Delaware
IPT West Valley DC LLC	Delaware